Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-266592, 333-238617, 333- 238825 and 333-238844 on Form S-3; Registration Statement Nos. 333-264489, 333-238800, 333-203201, as amended, 333-179310, 333-173660, 333-149757, 333-101202, as amended, 333-115976, as amended, 333-159586, as amended, and 333-105773, as amended, on Form S-8; Post-Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99 and 333-98271-99 on Form S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of CenterPoint Energy, Inc. of our report dated February 24, 2021, relating to the financial statements of Enable Midstream Partners, LP, appearing in this Annual Report on Form 10-K of CenterPoint Energy, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
February 17, 2023